   As filed with the Securities and Exchange Commission on November 29, 2000.

                                                    REGISTRATION NO. 333-_______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             ----------------------

                         GENZYME TRANSGENICS CORPORATION
             (Exact name of registrant as specified in its charter)

             MASSACHUSETTS                                04-3186494
     (State or other jurisdiction                      (I.R.S. Employer
   of incorporation or organization)                 Identification Number)

                        175 Crossing Boulevard, Suite 410
                         Framingham, Massachusetts 01702
                                 (508) 620-9700
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             ----------------------

                          SANDRA NUSINOFF LEHRMAN, M.D.
                      President and Chief Executive Officer
                         Genzyme Transgenics Corporation
                        175 Crossing Boulevard, Suite 410
                         Framingham, Massachusetts 01702
                                 (508) 620-9700
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 with copies to:

                            LYNNETTE C. FALLON, ESQ.
                               Palmer & Dodge LLP
                                One Beacon Street
                           Boston, Massachusetts 02108
                                 (617) 573-0100

                             ----------------------

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box./ /

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box./ /

                         CALCULATION OF REGISTRATION FEE

                                                       Proposed maximum         Proposed maximum       Amount of
    Title of each class of         Amount to be       offering price per       aggregate offering     registration
 securities to be registered        registered             share(1)                 price(1)              fee
--------------------------------------------------------------------------------------------------------------------

Common Stock, $0.01 par value     333,334 shares            $16.78                 $5,593,345            $1,477
--------------------------------------------------------------------------------------------------------------------
(1)  Estimated solely for the purpose of determining the registration fee and computed pursuant to Rule 457(c) under the Securities Act of 1933, based upon the average of the high and low prices per share on November 22, 2000, as reported by the Nasdaq National Market.
--------------------------------------------------------------------------------------------------------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 29, 2000

                                   PROSPECTUS

                                 333,334 SHARES

                         GENZYME TRANSGENICS CORPORATION

                                  COMMON STOCK


  THE COMPANY:                                                 THE OFFERING:

  -     We are a biotechnology business engaged in             -    This prospectus relates to the resale of
        the application of transgenic technology to                 333,334 shares issued in connection with our
        the development and production of monoclonal                acquisition of a joint venture with Sumitomo
        antibodies and other recombinant proteins for               Metals Industries Ltd. in September 2000.
        therapeutic purposes and a preclinical
        contract research business.
                                                               -    The Selling Stockholders named in this
  -     Genzyme Transgenics Corporation                             prospectus are offering all the shares and
        175 Crossing Boulevard, Suite 410                           will receive all of the net proceeds from the
        Framingham, Massachusetts 01702                             sale of these shares.
        (508) 620-9700

  -     Our common stock trades on the Nasdaq
        National Market under the symbol "GZTC." The last reported sale price on November 27, 2000 was $18.00 per share.



    INVESTING IN OUR COMMON STOCK INVOLVES RISK. YOU SHOULD CAREFULLY READ AND CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS BEFORE YOU BUY SHARES OF OUR COMMON STOCK.

                             -----------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             -----------------------

    YOU SHOULD RELY ONLY ON THE INFORMATION INCLUDED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE BELOW.

                             -----------------------

         WE WILL AMEND AND COMPLETE THE INFORMATION IN THIS PROSPECTUS. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IN NOT PERMITTED OR LEGAL.

              The date of this Prospectus is _______________, 2000

                                TABLE OF CONTENTS

GENZYME TRANSGENICS CORPORATION...............................................4
RISK FACTORS..................................................................6
NOTE REGARDING FORWARD-LOOKING STATEMENTS....................................12
USE OF PROCEEDS..............................................................13
SELLING STOCKHOLDERS.........................................................13
PLAN OF DISTRIBUTION.........................................................14
LEGAL MATTERS................................................................16
EXPERTS......................................................................16
WHERE YOU CAN FIND MORE INFORMATION..........................................16
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..............................16

                         GENZYME TRANSGENICS CORPORATION

         We are a leader in the application of transgenic technology to the development and production of recombinant proteins for therapeutic and other biomedical uses. To date, we have produced more than 65 such proteins, two thirds through collaborations with various commercial and academic organizations and the remainder independently. More than half of our transgenic proteins actively under development are monoclonal antibodies/Ig fusion proteins. For our lead compound, Antithrombin III, we have completed two identical Phase III clinical studies for the treatment of heparin resistance in patients undergoing cardiopulmonary bypass procedures. We also own and operate a leading preclinical contract research organization, Primedica Corporation, which provides services such as preclinical efficacy and safety testing, IN VITRO testing and formulation development to pharmaceutical, biotechnology, medical device and other companies.

         Pharmaceutical and biotechnology companies are developing a growing number of recombinant proteins for therapeutic and diagnostic applications. Many of these proteins have proven difficult or expensive to produce in the quantities required using traditional protein production systems, such as bacteria, yeast or mammalian cell cultures. Moreover, bacteria and yeast systems cannot produce many complex proteins. While mammalian cell cultures can produce most of these complex proteins, these cells are generally more difficult and expensive to grow and often produce lower volumes of protein, or the proteins may not be secreted by the cells into the culture medium.

         We produce recombinant proteins by inserting into the genetic material of an animal embryo a specific DNA sequence that directs the production of a desired protein in the milk of transgenic offspring. We believe that transgenic production offers substantial economic and technological advantages in comparison to traditional protein production systems. In the case of certain complex proteins, including Ig fusion proteins, transgenic production may represent the only technologically and economically feasible method of commercial production. For proteins currently derived from pooled human plasma, transgenic production provides an alternative source with reduced risk of transmission of human viruses and other known adventitious agents. Of the 65 transgenic proteins produced to date, we have expressed 45 proteins at levels greater than one gram per liter, which is substantially higher than those typically achieved for comparable proteins in traditional protein production systems.

         Our primary focus is on using transgenic technology to produce monoclonal antibodies. These therapeutics are likely to be required in relatively large and repeated doses for chronic diseases such as rheumatoid arthritis, other autoimmune diseases and cancer. The economic and technological advantages of transgenic technology make it well suited to produce the large amount of proteins anticipated for therapeutic use of monoclonal antibodies. Transgenic production may provide the only commercially viable means to meet the large projected volume requirements of these therapeutics.

         We have several partnerships with pharmaceutical and other biotechnology companies to develop monoclonal antibodies/Ig fusion proteins transgenically. Our corporate partners include Abgenix Bristol-Myers Squibb, Elan, Centocor, Alexion and BASF Knoll. To date, we have formed more than a dozen collaborations which generally provide for transgenic production of limited quantities of targeted proteins in exchange for development fees and milestone payments and, in some cases, anticipate the payment of royalties on product sales upon commercialization. Following demonstration of comparability of the transgenic product to a version of the product produced in cell culture, we intend to negotiate commercialization agreements that will allow us to participate in the success of the product through equity, royalties and supply commitments.

         Proteins traditionally sourced from human plasma provide other opportunities for high volume transgenic protein production. We are developing a transgenic version of ATIII, a protein normally found in human serum, currently through a joint venture with Genzyme Corporation.
On November 7, 2000, we executed a non-binding letter of intent with Genzyme that contemplates our purchase of Genzyme's interest in this joint venture.
We are also developing Human Serum Albumin, another plasma protein, with Fresenius AG.

         We believe that our current and future partners will elect to employ transgenic technology for the production of recombinant proteins in cases where transgenic technology offers economic and technological advantages over other production systems. These advantages, any one of which may be critical to the decision to proceed with a particular development project, include:

    -    lower capital investment;

    -    improved risk management of capital investment;

    -    predictability of production;

    -    lower cost of goods; and

    -    technological enablement.

         Our other business, Primedica, focuses on enabling its clients to meet regulatory testing and other product development needs quickly and effectively by offering a fully integrated line of preclinical contract research organization services. Primedica's laboratories provide high value, scientifically differentiated services to clients, including preclinical efficacy testing, experimental surgery, photobiology and reproductive toxicology testing as well as formulation development. Our Primedica business uses its technological capabilities to introduce new services that improve the ability of its customers to develop their products successfully. Primedica's comprehensive programs link its preclinical and manufacturing support services to reduce the time and expense of bringing new therapeutics or other products to market.

         We were founded in 1993. You can find additional information about us in our filings with the SEC. See "Where You Can Find More Information" on page 16.

         Our executive offices are located at 175 Crossing Boulevard, Suite 410, Framingham, Massachusetts 01702, and our telephone number is (508) 620-9700, website http://www.transgenics.com. Our website is not part of this prospectus.

                                  RISK FACTORS

         INVESTING IN SHARES OF OUR COMMON STOCK INVOLVES A HIGH DEGREE OF FINANCIAL RISK. IN DECIDING WHETHER TO INVEST, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AS WELL AS THE OTHER INFORMATION IN THIS PROSPECTUS. THE RISKS SET OUT BELOW MAY NOT BE EXHAUSTIVE.

         WE EXPECT TO INCUR FUTURE OPERATING LOSSES AND MAY NEVER BECOME PROFITABLE.

         We have had operating losses since our inception, and we expect losses to continue for the next several years. From our inception in 1993 to October 1, 2000, we have incurred cumulative losses of approximately $76.1 million. These losses have resulted principally from the costs of our research activities and expenses in excess of revenues. Our primary sources of revenue have been our transgenic collaborations and Contract Research Organization ("CRO") services. Our combined revenue to date has not generated profits. We expect to continue incurring significant operating losses until our product sales and CRO service revenues sufficiently fund our operations. We cannot be certain that we will become profitable.

         WE FACE UNCERTAINTY IN RAISING ADDITIONAL FUNDS NECESSARY TO FUND OUR OPERATIONS.

         In order to develop and bring our transgenic products to market, we and our partners must commit substantial resources to costly and time consuming research, preclinical testing and clinical trials. If our businesses do not become profitable before we exhaust existing resources, we will need to obtain additional financing, through public or private sources, including debt or equity financings, or through collaborative or other arrangements with corporate partners. We may not be able to obtain adequate funds for our operations from these sources when needed or on acceptable terms. If we raise additional capital through the sale of equity, or securities convertible into equity, your proportionate ownership in GTC may be diluted. If we cannot obtain additional financing, we could be forced to delay, scale back or eliminate some of our research and development programs. In order to conserve capital or reduce our reliance on obtaining new capital, we may also elect to delay or forgo timely expansion, improvement or investment in our CRO services or dispose of the assets related to those services.

         OUR TRANSGENIC TECHNOLOGY IS IN A RELATIVELY EARLY STAGE AND MAY NOT BE COMMERCIALLY SUCCESSFUL.

         Developing products based on transgenic technology is subject to significant technological risks. Most of our transgenic proteins are in the early development stage and will require time consuming and costly development, testing and regulatory clearance. We have not, nor to our knowledge, has any other entity completed human clinical trials necessary to receive marketing authorization for any protein produced in the milk of transgenic animals. We cannot be certain that we will be able to do so successfully, nor can we assure that any transgenically produced protein will be safe or effective. In addition, it is possible that research and discoveries by others will render our transgenic technology obsolete or noncompetitive.

         WE CANNOT MARKET AND SELL OUR TRANSGENIC PRODUCTS IN THE UNITED STATES OR IN OTHER COUNTRIES IF WE FAIL TO OBTAIN THE NECESSARY REGULATORY APPROVALS.

         It may take several years to obtain the required regulatory approvals for our transgenically produced products and this may consume a substantial amount of our capital resources. The FDA or any other regulatory authority may not act quickly or favorably on our requests for approval, or the FDA or any other regulatory authority may require us to provide additional data that we do not currently anticipate in order to obtain approvals. We cannot apply for FDA approval to market any of our products under development until preclinical and clinical trials are successfully completed on the product. Several factors could prevent successful completion or cause significant delays of these trials, including an inability to enroll the required number of patients or failure to demonstrate adequately that the product is safe and effective for use in humans. If safety concerns develop, the FDA could stop our trials before completion. Moreover, to our knowledge, no protein produced in the milk of a transgenic animal has reached the stage in the regulatory process which would allow it to be submitted to the FDA for final regulatory approval. Because transgenic products represent novel therapeutic products, the process for regulatory approval is unproven. There may be additional delays in regulatory approval due to issues arising from the breeding of transgenic animals and the use of proteins derived from such animals. If we are not able to obtain regulatory approvals for use of our products under development, or if the patient populations for which they are approved are not sufficiently broad, the commercial success of our products could be limited.

         WE CANNOT ASSURE THE COMMERCIAL SUCCESS OF TRANSGENIC PRODUCTS.

         Even if our transgenically produced products are successfully developed and approved by the FDA and corresponding foreign regulatory agencies, they may not enjoy commercial acceptance or success, which would adversely affect our business and results of operations. Several factors could limit our success, including:

    - possible limited market acceptance among patients, physicians, medical centers and third-party payors;

    -    our inability to access a sales force capable of marketing the product;

    - our inability to supply a sufficient amount of product to meet market demand;

    - the number and relative efficacy of competitive products that may subsequently enter the market; and

    - for a transgenic product designed to replace or supplement currently marketed non-transgenic products, the relative risk-benefit profile and cost-effectiveness of the transgenically produced product.

         In addition, it is possible that we or our collaborative partners will be unsuccessful in developing, marketing and implementing a commercialization strategy for any transgenic products.

         IF WE OBTAIN REGULATORY APPROVAL OF OUR TRANSGENIC PRODUCTS, THE PRODUCTS WILL BE SUBJECT TO CONTINUING REVIEW AND EXTENSIVE REGULATORY REQUIREMENTS WHICH COULD AFFECT THEIR MANUFACTURE AND MARKETING.

         The FDA and foreign regulatory agencies continue to review products even after they have received initial approval. If and when the FDA or other agency approves any of our transgenic products under development, the manufacture and marketing of these products will be subject to continuing regulation, including compliance with current Quality Systems Regulations and Good Manufacturing

Practices, known as QSR/GMP, adverse event reporting requirements and prohibitions on promoting a product for unapproved uses. We will also be required to obtain additional approvals in the event we significantly alter the product's labeling or manufacturing process. Enforcement actions resulting from failure to comply with QSR/GMP requirements could result in fines, suspensions of approvals, recalls of products, operating restrictions and criminal prosecutions, and affect the manufacture and marketing of our transgenic products. The FDA or other regulatory agencies could withdraw a previously approved product from the market upon receipt of newly discovered information, including a failure to comply with regulatory requirements, the occurrence of unanticipated problems with products following approval, or for other reasons. Any of these withdrawals could adversely affect our operating results.

         WE DEPEND ON OUR COLLABORATION AGREEMENTS FOR OUR REVENUE.

         Our revenue stream and our business strategy depend largely on our entering into transgenic development agreements with third parties. We may not be able to enter into these agreements, and we cannot guarantee that we will enter into these agreements on commercially acceptable terms. Our future agreements may not be successful. Even if we enter into transgenic development agreements, our partners could terminate these agreements or they could expire before meaningful developmental milestones are reached. The termination or expiration of any of these agreements could have a material adverse effect on our business.

         Much of the revenue that we may receive under these collaborations will depend upon our partners' ability to successfully develop and commercially introduce, market and sell new products derived from our transgenic production systems. Our partners may develop competitive production technologies or competitive products outside of their collaborations with us that could have a material adverse effect on our business.

         To date, the scope of our collaboration agreements have generally been limited to transgenically producing limited quantities of targeted proteins. We cannot be certain that these initial development projects will be successful or lead to collaboration agreements to commercially produce any proteins. Depending upon the terms of any future collaborations, our role in the collaboration will often be limited to the production aspects of the proteins. As a result, we may also be dependent on collaborators for other aspects of the development, preclinical and clinical testing, regulatory approval, sales, marketing and distribution of any transgenic product.

         ASPECTS OF OUR OPERATIONS ARE DEPENDENT ON OUR RELATIONSHIP WITH
GENZYME.

    We have been developing ATIII, our lead compound, in a joint venture in which Genzyme Corporation provides substantial funding. On November 7, 2000, we executed a non-binding letter of intent with Genzyme which contemplates our purchase of Genzyme's interest in this joint venture. The letter of intent is subject to approval of both our board of directors and that of Genzyme. In the event that we do acquire Genzyme's interest in the ATIII LLC, our funding obligations for the ATIII development program in 2001 and thereafter will substantially increase. While we expect to be able to fund ATIII on our own or obtain funding from another partner on acceptable terms, it is possible that regulatory events or other product development events will cause our expectations to be incorrect. As of November 1, 2000, we had a $15.8 million credit line, none of which is outstanding, and which is guaranteed by Genzyme through December 31, 2001. When Genzyme's guaranty expires, we might not be able to negotiate an extension or replacement of that credit facility on acceptable terms.

         CONCENTRATION OF OWNERSHIP OF OUR STOCK COULD LEAD TO FAILURE TO MAXIMIZE OUR STOCK PRICE AND TO CONFLICTS OF INTEREST.

         Genzyme is our largest single stockholder. As of November 27, 2000 Genzyme beneficially owned 8,363,243 shares of our outstanding common stock, assuming the exercise by Genzyme of currently exercisable warrants to purchase our common stock. Genzyme's ownership interest gives it significant influence over matters requiring our stockholders' approval, including electing directors, adopting or amending provisions of our articles of organization or by-laws and approving or preventing some mergers or other similar transactions, such as a sale of substantially all of our assets, or transactions that could give our stockholders the opportunity to realize a premium over the then-prevailing price for their shares. Our stockholders, other than Genzyme, will be minority equity holders and, acting alone, will be unable to significantly influence our management or business policies. Three of the seven members of our board of directors also serve as directors and/or executive officers of Genzyme. The interests of Genzyme and GTC may differ from time to time.

         OUR BUSINESS MAY FAIL DUE TO INTENSE COMPETITION IN OUR INDUSTRIES.

         The industries in which we operate are highly competitive and may become even more competitive. We will need to continue to devote substantial efforts and expense to research and development in order to maintain a competitive position. It is possible that developments by others will render our current and proposed services, products or technologies obsolete. In addition, we may encounter significant competition for protein development and production contracts from other companies. Transgenic products may face significant competition from biological products manufactured in cell culture or by other traditional protein production methods. Our businesses will compete both against other companies whose business is dedicated to offering transgenic production or preclinical testing and development as a service, and with prospective customers or collaborators who decide to pursue such protein production or preclinical testing and development internally. Many of these competitors have greater financial and human resources and more experience in research and development than we have. Competitors that complete clinical trials, obtain regulatory approvals and begin commercial sales of their products before us will enjoy a significant competitive advantage. We anticipate that we will face increased competition in the future as new companies enter the market and alternative technologies become available.

         THE PUBLIC MAY HAVE CONCERNS ABOUT GENETIC ENGINEERING IN ANIMALS AND ANIMAL TESTING.

         Many of our activities involve genetic engineering in animals and animal testing. These types of activities have been the subject of controversy and adverse publicity. Animal rights groups and various other organizations and individuals have attempted to stop genetic engineering activities and animal testing by pressing for legislation and regulation in these areas. To the extent the activities of such groups are successful, they may adversely affect our business.

         THE SUCCESSFUL COMMERCIALIZATION OF OUR PRODUCTS WILL DEPEND ON OBTAINING COVERAGE AND REIMBURSEMENT FOR USE OF THESE PRODUCTS FROM THIRD-PARTY PAYORS.

         Sales of pharmaceutical products largely depend on the reimbursement of patients' medical expenses by government health care programs and private health insurers. Without the financial support of the government or third-party insurers, the market for transgenic products will be limited. We cannot be sure that third-party payors will reimburse sales of our transgenic products, or enable us or our partners to sell them at profitable prices.

         The federal government and private insurers have considered ways to change, and have changed, the manner in which health care services are provided and paid for in the United States. In particular, these third-party payors are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement for new therapeutic products. In the future, it is possible that the government may institute price controls and further limits on Medicare and Medicaid spending. These controls and limits could affect the payments we collect from sales of our products. Internationally, medical reimbursement systems vary significantly, with some medical centers having fixed budgets, regardless of levels of patient treatment, and other countries requiring application for, and approval of, government or third-party reimbursement. Even if we or our partners succeed in bringing transgenic products to market, uncertainties regarding future health care policy, legislation and regulation, as well as private market practices, could affect our ability to sell our products in commercially acceptable quantities at profitable prices.

         OUR BUSINESS EXPOSES US TO POTENTIAL SERVICE AND PRODUCT LIABILITY.

         The nature of our business exposes us to potential product and professional liability risks which are inherent in the testing, production, marketing and sale of human therapeutic products. While we have obtained product and professional liability insurance under an insurance policy arrangement with Genzyme and Genzyme's affiliates, we cannot be certain that our insurance coverage will be sufficient to cover any claim. Uninsured product or service liability could have a material adverse effect on our financial results. Additionally, it is possible that any insurance will not provide us with adequate protection against potential liabilities. Potential liability may arise from our handling of clinical samples containing human blood and tissues, which may contain human pathogens. It is also possible that liability may arise from handling animal blood and tissue which may contain zoonotic pathogens. Although such products are used only in the laboratory, inadvertent human contact may occur.

         QUALIFIED MANAGERIAL AND SCIENTIFIC PERSONNEL ARE SCARCE IN OUR
INDUSTRY.

         We are highly dependent on the principal members of our scientific and management staff. Our success will depend in part on our ability to identify, attract and retain qualified managerial and scientific personnel. There is intense competition for qualified personnel in our industry. We may not be able to continue to attract and retain personnel with the advanced technical qualifications or managerial expertise necessary for the development of our business. If we fail to attract and retain key personnel, it could have a material adverse effect on our business, financial condition and results of operations.

         OUR CRO BUSINESS IS DEPENDENT ON CURRENT GOVERNMENT REGULATORY REQUIREMENTS.

         The market for our preclinical testing services depends on our maintaining strict standards for the conduct of laboratory and clinical tests and related procedures that are promulgated by governmental entities responsible for public health and welfare, including the FDA and by regulatory authorities in other countries. The process of obtaining these approvals varies according to the nature and use of the product and routinely involves lengthy and detailed laboratory and clinical testing and other costly and time-consuming procedures. We offer our preclinical testing and development services customers the necessary expertise to comply with these complex regulations. If the regulatory structure were to change in a way which reduced the need for such services, our CRO business could be materially adversely affected.

         WE DEPEND ON PATENTS AND PROPRIETARY RIGHTS THAT MAY FAIL TO PROTECT OUR BUSINESS.

         Our success will partly depend on our ability to obtain and maintain patent or other proprietary protection for our technologies, products and processes such as:

    -    compositions of matter or processes;

    -    processes developed by our employees; or

    -    uses of compositions of matter discovered through our technology.

         We may not be able to obtain the necessary protection. Our success will also depend on our ability to operate without infringing the proprietary rights of other parties. Legal standards relating to the validity of patents covering pharmaceutical and biotechnological inventions and the scope of claims made under these patents are still developing. There is no consistent policy regarding the breadth of claims allowed in biotechnology patents. The patent position of a biotechnology firm is highly uncertain and involves complex legal and factual questions.

         We have been issued 13 patents and currently have 31 provisional or regular applications solely owned by us and two regular applications co-owned with others pending in the United States. Where appropriate there are counterparts in other countries. We may not receive any issued patents based on pending or future applications. Our issued patents may not contain claims sufficiently broad to protect us against competitors with similar technology. Additionally, our patents, our partners' patents and patents for which we have license rights may be challenged, narrowed, invalidated or circumvented. Furthermore, rights granted under patents may not provide us with any competitive advantage.

         We also rely on certain proprietary trade secrets and know-how that are not patentable. We have taken measures to protect our unpatented trade secrets and know-how, including having our employees, consultants and some contractors execute confidentiality agreements. These agreements could be breached, and it is possible that our remedies for a given breach might be inadequate. Our competitors could also independently develop or discover our trade secrets or these trade secrets could otherwise become known.

         WE MAY INCUR SUBSTANTIAL COSTS AS A RESULT OF LITIGATION OR OTHER PROCEEDINGS RELATING TO PATENT AND OTHER INTELLECTUAL PROPERTY RIGHTS.

         We may have to initiate arbitration or litigation to enforce our patent and license rights. If our competitors file patent applications that claim technology also claimed by us, we may have to participate in interference or opposition proceedings to determine the priority of invention. An adverse outcome could subject us to significant liabilities to third parties and require us to cease using the technology or to license the disputed rights from third parties. We may not be able to obtain any required licenses on commercially acceptable terms or at all.

         The cost to us of any litigation or proceeding relating to patent rights, even if resolved in our favor, could be substantial. Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because of their substantially greater resources. Uncertainties resulting from the initiation and continuation of any pending patent or related litigation could have a material adverse effect on our ability to compete in the marketplace.

         WE HAVE OBLIGATIONS TO ISSUE SHARES OF COMMON STOCK IN THE FUTURE WHICH WILL DILUTE YOUR OWNERSHIP INTEREST AND MAY ADVERSELY AFFECT OUR STOCK PRICE.

         Sales of substantial amounts of our common stock in the public market, or the perception that such sales may occur could adversely affect the prevailing market price of our common stock. As of November 27, 2000, there were 29,635,915 shares of our common stock outstanding. As of November
27, 2000, options to purchase an aggregate of 2,454,450 shares of common stock at varying exercise prices were outstanding; of this total, options to purchase 1,353,279 shares were immediately exercisable and these shares could be immediately resold into the public market. As of November 27, 2000, Genzyme held 7,844,919 shares of our common stock which could be sold into the public markets under Rule 144 of the Securities Act. Genzyme is also entitled to registration rights with respect to some of these shares. An additional 518,324 shares are issuable to Genzyme upon exercise of outstanding warrants are also entitled to registration rights, which could expedite the resale of such shares into the public market.

         OUR COMMON STOCK MAY HAVE A VOLATILE PUBLIC TRADING PRICE AND A LOW TRADING VOLUME.

         The market price of our common stock has been highly volatile and the market for our common stock has experienced significant price and volume fluctuations, some of which are unrelated to our operating performance. Many factors can have a significant adverse effect on the market price of our common stock, including:

    - announcements by us or our competitors of technological innovations or new commercial products;

    - developments concerning our proprietary rights, including patent and litigation matters;

    - publicity regarding actual or potential results relating to our or our partners' products or compounds under development;

    -    an unexpected termination of one of our partnerships;

    -    regulatory developments in the United States and other countries;

    -    general market conditions; and

    -    quarterly fluctuations in our revenues and other financial results.

         ANTI-TAKEOVER PROVISIONS IN OUR CHARTER AND BY-LAWS AND MASSACHUSETTS LAW MAY ADVERSELY AFFECT OUR STOCK PRICE.

         Our articles of organization and by-laws and provisions of Massachusetts law could delay or make more difficult a merger, tender offer or proxy contest involving us. These provisions may have the effect of delaying or preventing a change of control without action by the stockholders and, therefore, could adversely affect the price of our common stock.

                    NOTE REGARDING FORWARD-LOOKING STATEMENTS

         It is especially important to keep in mind the risk factors described in this prospectus when you read "forward-looking statements" in our SEC filings or other public announcements. These are statements that relate to the future and include statements about our:

    -    expected future revenues or earnings;

    -    projected plans;

    -    product development;

    -    regulatory approval process

    -    performance;

    -    contract procurement;

    -    commercialization of new products; and

    -    other estimates relating to future operations.

         These statements can be identified by the use of words such as "may," "will," "expect," "anticipate," "project," "estimate," "continue" or other similar words. These statements are necessarily based on management's knowledge at the time and are subject to known and unknown risks and uncertainties and other factors that could cause our actual results to differ materially from those contemplated by the statements. Although we believe that the assumptions and expectations reflected in these "forward-looking statements" are reasonable, you should not view them as guarantees of future performance. There are important factors that could cause future results to differ materially from those projected in the forward-looking statements.

                                 USE OF PROCEEDS

         All net proceeds from the sale of our common stock offered under this prospectus will go to the Selling Stockholders.

                              SELLING STOCKHOLDERS

         All of the shares offered under this prospectus will be sold by the Selling Stockholders. The shares are being registered under the Securities Act of 1933, as amended, in order to facilitate the resale of these shares, which the Selling Stockholders may offer from time to time. See "Plan of Distribution."

         The Selling Stockholders are the holders of 333,334 shares of our common stock. We issued these shares in a private placement on September 29, 2000, in consideration of the transfer to a subsidiary of GTC of the equity in a Japanese joint venture, known as SMIG, held by the Selling Stockholders. As a result of the transaction, SMIG became wholly owned by GTC and its subsidiary. Neither of the Selling Stockholders have held any position or office with, been employed by, or otherwise had a material relationship with, GTC or any of its predecessors or affiliates other than as stockholders of GTC, and other than as owners of shares of SMIG.

         Individuals and entities who receive shares from a Selling Stockholder as a gift or in connection with a pledge may sell 500 of those shares using this prospectus.

         On November 27, 2000, 29,635,915 shares of our common stock were outstanding. The shares being registered will represent approximately 1.1% of our common stock outstanding as of that date. The following table sets forth the name of, and the number of shares of common stock beneficially owned by, each Selling Stockholder as of November 27, 2000 (including shares which the holder has the right to acquire within sixty (60) days of such date), the number of the shares to be offered by each Selling Stockholder pursuant to this prospectus and the number of outstanding shares to be beneficially owned by each Selling Stockholder after the offering if all of the shares offered in this prospectus are sold by the Selling Stockholder as described in this prospectus.


                                                NUMBER OF SHARES         NUMBER OF SHARES OF       NUMBER OF SHARES
                NAME OF                      BENEFICIALLY OWNED AS          OFFERED UNDER         BENEFICIALLY OWNED
          SELLING STOCKHOLDER                OF NOVEMBER 27, 2000          THIS PROSPECTUS      AFTER THIS OFFERING (1)
          -------------------                --------------------          ---------------      -----------------------
                                             NUMBER         PERCENT                               NUMBER       PERCENT
                                             ------         -------                               ------       -------
Sumitomo Metal Industries, Ltd......          269,667          0.9%           269,667               0             0

Summit Pharmaceuticals International           63,667          0.2%            63,667               0             0
Corporation.........................           ------          ----            ------

TOTAL                                         333,334          1.1%           333,334
                                              =======          ====           =======

-------------------------------

*   Indicates less than one percent.

(1) Assumes that all of the shares offered by the Selling stockholders will be sold in this offering.

                              PLAN OF DISTRIBUTION

         The shares offered in this prospectus are being sold by the Selling Stockholders. This registration does not mean that the Selling Stockholders will sell all or any of their shares. As used in this prospectus, Selling Stockholders includes pledgees, donees, distributees, transferees or other successors-in-interest selling shares received from the Selling Stockholders as a gift, partnership or liquidating distribution or other non-sale related transfer after the date of this prospectus.

          METHOD OF DISTRIBUTION. The shares being offered by the Selling Stockholders will be sold in one or more transactions (which may involve block transactions) on the Nasdaq National Market (or on any other market or exchange on which GTC common stock may from time to time be trading), in privately-negotiated transactions, in connection with writing call options or in other hedging arrangements, short sales or any combination thereof. The Selling Stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell their shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. After September 29, 2001, the shares held by the Selling Stockholders may also be sold pursuant to Rule 144.

         SALE PRICE AND BROKERS, DEALERS OR AGENTS. The sale price for any shares may be the market price prevailing at the time of sale, a price related to such prevailing market price or such other price as the Selling Stockholders determine from time to time. The Selling Stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time. It is possible that a Selling Stockholder will sell shares of Common Stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price.

         To comply with the securities laws of certain jurisdictions, the shares offered by this prospectus may need to be offered and sold in such jurisdictions only through registered or licensed brokers or dealers.

         The Selling Stockholders may use brokers, dealers or agents to sell their shares. If this happens the broker, dealers or agents may receive compensation in the form of discounts or commissions for the selling security holder or from the purchaser (s) of shares or from both (which compensation to a particular broker might be in excess of customary compensation). The Selling Stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered hereby, may be deemed "underwriters" as that term is defined under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended, or the rules and regulations thereunder, and any commissions received by them or profit on any resale of the shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the shares by the Selling Stockholders or any other such person. The foregoing may affect the marketability of the shares.

         Each Selling Stockholder will be responsible for all brokerage commissions and other amounts payable with respect to any sale of shares with respect to such Selling Stockholder and any legal, accounting or their expenses incurred.

         REGISTRATION STATEMENT. We have filed with the SEC a registration statement, of which this prospectus forms a part, with respect to the resale of the shares from time to time by the Selling Stockholders or their respective pledgees, donees, transferees or other successors in interest as described above. We have agreed to keep the registration statement effective until the earlier of (1) the date on which all of the shares have been sold and (2) the date on which the shares may be immediately sold without any resale restrictions, including volume limitations, without a registration statement.

         INDEMNIFICATION. We have agreed to indemnify the Selling Stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Selling Stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect hereof. The Selling Stockholders have agreed to indemnify us against certain liabilities, including liabilities under the Securities Act.

         EXPENSES. We have agreed to pay for all costs and expenses incident to the issuance, offer, sale and delivery of the shares, including, but not limited to, all expenses and fees of preparing, filing and printing the registration statement and prospectus and related exhibits, amendments and supplements thereto and mailing of such items. We will not pay selling commissions and expenses associated with any such sales by the Selling Stockholders.

                                  LEGAL MATTERS

         Our counsel, Palmer & Dodge LLP, Boston, Massachusetts, is giving us an opinion on the validity of the shares offered in this prospectus. Lynnette C. Fallon, a partner of Palmer & Dodge LLP, is Clerk of GTC.

                                     EXPERTS

         The financial statements of Genzyme Transgenics Corporation and ATIII LLC incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended January 2, 2000, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms at the following locations:

   Public Reference Room      New York Regional Office       Chicago Regional Office
     450 Fifth Street,          7 World Trade Center             Citicorp Center
      N.W. Room 1024                 Suite 1300              500 West Madison Street
  Washington, D.C. 20549         New York, NY 10048                 Suite 1400
                                                              Chicago, IL 60661-2511

         Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at "http://www.sec.gov." Reports, proxy statements and other information concerning GTC may also be inspected at the offices of The Nasdaq Stock Market, which is located at 1735 K Street, N.W., Washington, D.C. 20006.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allow us to "incorporate by reference" information contained in documents we file with them, which means that we may disclose important information by referring to those documents. The information incorporated by reference is a part of this prospectus and will automatically be updated and superseded by the information that we later file. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the sale of all the shares covered by this prospectus:

    - GTC's Annual Report on Form 10-K for the fiscal year ended January 2, 2000, filed with the SEC on April 3, 2000.

    - GTC's Quarterly Reports on Form 10-Q for the quarters ended April 2, 2000, July 2, 2000 and October 1, 2000, filed with the SEC on May 3, 2000, August 9, 2000 and November 14, 2000, respectively.

    - All other reports, if any, filed by GTC pursuant to Sections 13(a) or 15(d) of the Exchange Act since the Annual Report referred to in paragraph (a) above.

    - The description of the Common Stock of GTC contained in GTC's Registration Statement on Form 8-A, filed on May 19, 1993, including any amendment or reports filed for the purpose of updating such description.

         You may request a copy of any of our filings at no cost, by writing or telephoning us at the following address or number:

                         Genzyme Transgenics Corporation
                        175 Crossing Boulevard, Suite 410
                         Framingham, Massachusetts 01702
                            Attention: John B. Green
                            Telephone: (508) 620-9700

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The expenses to be borne by GTC in connection with this offering are as follows:

              SEC registration fee........................           $1,477
              Accounting fees and expenses................            5,000
              Legal fees and expenses.....................           10,000
              Printing and photocopying expenses..........            2,000
              Miscellaneous expenses......................            2,000
                                                                     ------

                   Total..................................          $20,477
                                                                    =======

         All of the above figures, except the SEC registration and Nasdaq listing fees, are estimates. Selling Stockholders will bear the costs of their own counsel fees and may also incur fees and expenses in connection with the resale of the Common Stock offered hereby.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 67 of chapter 156B of the Massachusetts Business Corporation Law grants GTC the power to indemnify any director, officer, employee or agent to whatever extent permitted by GTC's Restated Articles of Organization, Bylaws or a vote adopted by the holders of a majority of the shares entitled to vote thereon, unless the indemnitee has been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his or her actions were in the best interests of the corporation or, to the extent that the matter for which indemnification is sought relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of the employee benefit plan. Indemnification may include payment by GTC of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of the action or proceeding, upon receipt of an undertaking by the person indemnified to repay the payment if he or she shall be adjudicated to be not entitled to indemnification under the statute.

         Article VI of GTC's Bylaws provides that GTC shall, to the extent legally permissible, indemnify each person who may serve or who has served at any time as a director or officer of the corporation or of any of its subsidiaries, or who, at the request of GTC, may serve or at any time has served as a director, officer or trustee of, or in a similar capacity with, another organization or an employee benefit plan, against all expenses and liabilities (including counsel fees, judgments, fines, excise taxes, penalties and amounts payable in settlements) reasonably incurred by or imposed upon the person in connection with any threatened, pending or completed action, suit or other proceeding, whether civil, criminal, administrative or investigative, in which he or she may become involved by reason of his or her serving or having served in such capacity (other than a proceeding voluntarily initiated by the person unless he or she is successful on the merits, the proceeding was authorized by the corporation or the proceeding seeks a declaratory judgment regarding his or her own conduct). Indemnification shall include payment by GTC of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of the action or proceeding, upon receipt of an undertaking by the person indemnified to repay the payment if he or she shall be adjudicated to be not entitled to indemnification under Article VI, which undertaking may be accepted without regard to the financial ability of the person to make repayment.

         The indemnification provided for in Article VI is a contract right inuring to the benefit of the directors, officers and others entitled to indemnification. In addition, the indemnification is expressly not exclusive of any other rights to which a director, officer or other person may be entitled by contract or otherwise under law, and inures to the benefit of the heirs, executors and administrators of the person.

ITEM 16. EXHIBITS

      See the Exhibit Index immediately following the signature page.

ITEM 17.  UNDERTAKINGS

      (a) The undersigned registrant hereby undertakes as follows:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

      (b) The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of the issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Framingham, Commonwealth of Massachusetts, on November 29, 2000.

                         GENZYME TRANSGENICS CORPORATION

                         By: /s/ Sandra Nusinoff Lehrman, M.D.
                             ---------------------------------
                             Sandra Nusinoff Lehrman, M.D.
                             President, Chief Executive Officer

                                  EXHIBIT INDEX

Number   Description
------   -----------

4.1.1 Restated Articles of Organization of GTC, filed with the Secretary of the Commonwealth of Massachusetts on December 27, 1993. Filed as Exhibit 3.1 to GTC's Annual Report on Form 10-K for the year ended December 31, 1993 and incorporated herein by reference.

4.1.2 Articles of Amendment to the Restated Articles of Organization filed with the Secretary of the Commonwealth of Massachusetts on October 3, 1994. Filed as Exhibit 3.1.2 to GTC's Annual Report on Form 10-K for the year ended December 28, 1997 and incorporated herein by reference.

4.1.3 Articles of Amendment to the Restated Articles of Organization of GTC filed with the Secretary of the Commonwealth of Massachusetts on June 26, 1997. Filed as Exhibit 3 to GTC's Quarterly Report on Form 10-Q for the quarter ended June 29, 1997 and incorporated herein by reference.

4.1.4 Articles of Amendment to the Restated Articles of Organization of GTC filed with the Secretary of the Commonwealth of Massachusetts on June 1, 2000. Filed as Exhibit 4.1.5 to the Registrant's Registration Statement on Form S-8 filed with the SEC on June 2, 2000 (Commission File No. 333-38490) and incorporated herein by reference.

4.2 By-Laws of GTC, as amended. Filed as Exhibit 3.1 to GTC's Quarterly Report on Form 10-Q for the quarter ended July 4, 1999 and incorporated herein by reference.

4.3 Specimen Common Stock Certificate. Filed as Exhibit 4.1 to GTC's Registration Statement on Form S-1, File No. 33-62782, and incorporated herein by reference.

4.4.1 TSI Specimen Warrant Certificate. Filed as Exhibit 4.8 to TSI Corporation's Registration Statement on Form S-3, File No. 33-48107, and incorporated herein by reference.

4.4.2    Form of Notice of Assumption by GTC of the TSI warrants to which
         Exhibit 4.4.1 to this Registration Statement relates. Filed as
         Exhibit 4.2.2 to the original filing of GTC's Annual Report on Form 10-K for the year ended December 31, 1994 and incorporated herein by reference.

4.5 Common Stock Purchase Warrant, dated June 30, 1995, issued to FSI. Filed as Exhibit 10.9 to GTC's Quarterly Report on Form 10-Q for the period ended July 2, 1995 and incorporated herein by reference.

4.6 Common Stock Purchase Warrant, dated July 3, 1995, issued to Genzyme. Filed as Exhibit 10.5 to GTC's Quarterly Report on Form 10-Q for the period ended July 2, 1995 and incorporated herein by reference.

4.7 Common Stock Purchase Warrant, dated March 13, 1996, issued to FSI. Filed as Exhibit 4.8 to GTC's Quarterly Report on Form 10-K for the year ended December 31, 1995 and incorporated herein by reference.

4.8 Common Stock Purchase Warrant, dated as of June 26, 1997, issued to Government Land Bank d/b/a The MassDevelopment. Filed as Exhibit 4 to GTC's Quarterly Report on Form 10-Q for the quarter ended June 29, 1997 and incorporated herein by reference.

4.9 Warrant to Purchase Common Stock, dated November 12, 1999, issued to Genzyme Corporation. Filed as Exhibit 8 to Genzyme Corporation's Amendment No. 6 to Schedule 13D filed with the SEC on November incorporated herein by reference.

4.10 Warrant to Purchase Common Stock, dated November 22, 1999, issued to Genzyme Corporation. Filed as Exhibit 9 to Genzyme Corporation's Amendment No. 6 to Schedule 13D filed with the SEC on November 24, 1999 and incorporated herein by reference.

5        Opinion of Palmer & Dodge LLP.  Filed herewith.

23.1 Consent of counsel (contained in opinion of Palmer & Dodge LLP filed as Exhibit 5).

23.2     Consent of PricewaterhouseCoopers L.L.P.  Filed herewith.

24       Power of Attorney. Filed herewith.